Exhibit 99.1

Apellis Announces Closing of Previously Announced Exchanges of Approximately $201.1 Million in Principal Amount of Its 3.500% Convertible Senior Notes Due 2026 for Common Stock

July 26, 2021

WALTHAM, Mass., July 26, 2021 (GLOBE NEWSWIRE) – Apellis Pharmaceuticals, Inc. (Nasdaq:APLS), a global biopharmaceutical company and leader in targeted C3 therapies, today announced the closing of its previously announced privately negotiated exchange transactions (the “Exchange Transactions”) with certain holders of its 3.500% Convertible Senior Notes due 2026 (the “Notes”). In the Exchange Transactions, the holders exchanged approximately $201.1 million in aggregate principal amount of Notes and Apellis issued an aggregate of 5,992,217 shares of its common stock.

The shares of Apellis’ common stock issued in the exchanges were not registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and such other jurisdictions.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Apellis

Apellis Pharmaceuticals, Inc. is a global biopharmaceutical company that is committed to leveraging courageous science, creativity, and compassion to deliver life-changing therapies. Leaders in targeted C3 therapies, we aim to develop transformative therapies for a broad range of debilitating diseases that are driven by excessive activation of the complement cascade, including those within hematology, ophthalmology, nephrology, and neurology.